EXHIBIT 99.1

Pennichuck Subsidiary Arranges $31,360,000 Tax-Exempt Bond Remarketing

MERRIMACK, N.H., Oct. 1, 2007 (PRIME NEWSWIRE) -- Pennichuck Corporation (Nasdaq:PNNW) today announced that its Pennichuck Water Works, Inc. subsidiary (the "Company") has arranged the remarketing of $31,360,000 of tax-exempt bonds in two series, Series BC-1 and BC-2. The $15,000,000 Series BC-1 Bonds were priced at an initial interest rate of 4.50% at par. The rate is subject to adjustment pursuant to auctions at 35-day intervals. The proceeds will be utilized by the Company to fund its water treatment plant upgrade project as well as various other water utility capital improvement projects. The $16,360,000 Series BC-2 Bonds were priced at 3.55% at par with a seven-month mandatory tender structure. The proceeds have been escrowed and invested in an FHLB security of like amount for the entire seven-month period. While the proceeds are in escrow, the Series BC-2 Bonds are not a debt obligation of the Company.

This remarketing is part of an approximate $50 million tax-exempt bond financing program initially implemented in 2005. These financings have provided and will continue to provide to the Company low cost debt at rates directly comparable to high quality municipal bonds. The benefits of low cost tax-exempt bonds are completely passed along to customers.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in southern and central New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and development of real estate in the greater Nashua, New Hampshire area.

Pennichuck Corporation's common stock trades on the Nasdaq Stock Exchange under the symbol "PNNW." The Company's website is at www.pennichuck.com.

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, timing and results of eminent domain proceedings before the New Hampshire Public Utilities Commission; the impact thereof on consolidated business operations; legislation and/or regulation and accounting factors affecting Pennichuck Corporation's financial condition and results of operations; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements.

CONTACT:  Pennichuck Corporation
          William D. Patterson, Senior Vice President and
           Chief Financial Officer
          603-913-2300
          Fax: 603-913-2305